Exhibit 4.4

KITOV PHARMACEUTICALS HOLDINGS LTD.

June 28, 2016

The Bank of New York Mellon

Depositary Receipts

101 Barclay Street

New York, New York 10286

Ladies and Gentlemen:

Reference is made to that certain Warrant Agent Agreement, dated November 25, 2015 (the "Agreement") between Kitov Pharmaceuticals Holdings Ltd., a company incorporated under the laws of the State of Israel (the "Company"), and The Bank of New York Mellon (the "Warrant Agent"). Words used but not defined in this letter that are defined in the Agreement have the meanings assigned to them in the Agreement.

The Company is engaged in a subsequent public offering (the "Offering") of Units consisting of ADSs and Warrants. Notwithstanding anything to the contrary in the Agreement, the Company may instruct the Warrant Agent to issue additional Warrants in connection with the Offering.

If the foregoing is in accordance with your understanding, please countersign and return a copy of this letter, whereupon this letter will constitute an agreement between the Company and the Warrant Agent as of the date first written above.

Very truly yours,

KITOV PHARMACEUTICALS HOLDINGS LTD.

By: ___________________________

Name:

Title:

Acknowledged and agreed:

the bank of new york mellon

By: ___________________________

Name:

Title: